Exhibit 99.1

FOR IMMEDIATE RELEASE	Contact:	Ray Nash
VP FP&A and Investor Relations
email: investorrelations@wattswater.com

WATTS WATER TECHNOLOGIES REPORTS RECORD SECOND QUARTER 2026 RESULTS

◾	Net sales of $763 million, up 19% on a reported basis and 12% organically

◾	Operating margin of 20.2%, down 80 bps; adjusted operating margin of 21.0%, down 60 bps

◾	Diluted EPS of $3.53, up 17%; adjusted diluted EPS of $3.66, up 18%

◾	Increasing full year 2026 sales and margin outlook

Note changes in performance are relative to second quarter 2025

North Andover, Mass., August 5, 2026 -- Watts Water Technologies, Inc. (NYSE: WTS) – through its subsidiaries, one of the world’s leading manufacturers and providers of plumbing, heating and water quality products and solutions – today announced results for the second quarter of 2026.

Chief Executive Officer Robert J. Pagano Jr. said, “We delivered another strong quarter, achieving record sales, operating income and EPS, with double-digit organic growth. These results reflect the strength of our diversified portfolio, disciplined execution, and our ability to capture long-term growth opportunities. Building on our first half performance, we are increasing our full year 2026 sales and margin outlook. While the trade and geopolitical environments remain dynamic, our teams continue to execute well and remain focused on serving our customers. Through continued investments in innovation, digital capabilities and the One Watts Performance System, we are enhancing our competitive position and expanding opportunities for profitable growth across our portfolio. This includes attractive markets such as data centers, where our differentiated capabilities continue to drive strong customer demand and where we see significant opportunity ahead. Supported by our healthy balance sheet, consistent cash generation and disciplined capital allocation, we believe we are well positioned to continue delivering value for our customers and shareholders. I would like to thank the Watts team for their commitment and dedication, which continue to drive our success.”

A summary of second quarter financial results is as follows:

	Second Quarter Ended
	June 28,	June 29,
(In millions, except per share information)	2026	2025	% Change
Net sales	$763.2	$643.7	19%
Organic sales growth % (1)			12%

Operating income	$154.0	$135.3	14%
Operating margin %	20.2%	21.0%	(80)	bps

Adjusted operating income (1)	$160.0	$139.1	15%
Adjusted operating margin % (1)	21.0%	21.6%	(60)	bps

Diluted earnings per share	$3.53	$3.01	17%
Special items (1)	0.13	0.08
Adjusted diluted earnings per share (1)	$3.66	$3.09	18%

(1)	Organic sales growth, adjusted operating income, adjusted operating margin, free cash flow, special items and adjusted diluted earnings per share represent non-GAAP financial measures. For a reconciliation of GAAP to non-GAAP items, please see the tables attached to this press release.

Second Quarter Financial Highlights

Second quarter 2026 performance compared to second quarter 2025

Sales of $763 million increased 19% on a reported basis and 12% on an organic basis, primarily due to favorable price realization and higher volume driven by data center growth. Acquisition sales within the Americas and APMEA contributed $34 million, or 5%, to reported sales growth. Favorable foreign exchange contributed $7 million, or 1%, to reported sales growth.

Operating margin decreased 80 basis points on a reported basis, and 60 basis points on an adjusted basis. Operating and adjusted operating margin decreased primarily due to acquisition dilution, inflation and tariffs, and the difficult comparison against the one-time tariff-related price/cost benefit in the prior year, partly offset by favorable price realization, sales volume leverage, and productivity. Operating margin was also unfavorably impacted by an increase in restructuring charges.

Regional Performance

Americas

Sales of $585 million increased 17% on a reported basis and 12% on an organic basis, primarily due to favorable price realization and higher volume driven by data center growth. Acquisition sales contributed $28 million, or 6%, to reported sales growth.

Segment margin decreased 150 basis points primarily due to acquisition dilution, inflation and tariffs, and the difficult comparison against the one-time tariff-related price/cost benefit in the prior year, partly offset by favorable price realization, sales volume leverage, and productivity.

Europe

Sales of $125 million increased 12% on a reported basis and 9% on an organic basis, primarily due to higher volumes and favorable price realization. Favorable foreign exchange contributed 3% to reported sales growth.

Segment margin increased 160 basis points primarily due to favorable price realization, sales volume leverage, and productivity, which more than offset higher inflation.

APMEA

Sales of $54 million increased 57% on a reported basis and 31% on an organic basis. Organic growth was primarily due to higher volume driven by data center growth in China partly offset by a decline in the Middle East. Acquisition sales contributed $6 million, or 17%, and favorable foreign exchange contributed 9% to reported sales growth.

Segment margin increased 100 basis points primarily due to favorable price realization and acquisition accretion, which more than offset inflation and cost headwinds from the Middle East conflict.

Cash Flow and Capital Allocation

For the first six months of 2026, operating cash flow was $121 million and net capital expenditure was $23 million, resulting in free cash flow of $98 million. In the comparable period last year, operating cash flow was $125 million and net capital expenditure was $20 million, resulting in free cash flow of $105 million. Free cash flow declined due to higher working capital levels and increased capital expenditures, which more than offset higher net income. Working capital increases were due to higher accounts receivable attributable to higher net sales, higher inventory due to incremental tariffs and strategic inventory investments to support expected end-market demand. Sequential increases in free cash flow are expected in the second half of 2026 as we monetize working capital with the seasonality of the business.

The Company repurchased approximately 13,000 shares of Class A common stock at a cost of $4.1 million during the second quarter of 2026. Approximately $121 million remains available under the stock repurchase program authorized in 2023. There is no expiration date for this program.

Full Year 2026 Outlook

The Company is increasing its full year sales and organic sales growth outlook as well as its operating margin and adjusted operating margin outlook. Sales growth is expected to range from up 14% to up 17% on a reported basis and up 8% to up 11% on an organic basis. Full year operating margin is expected to be between 19.4% and 20.0%, or up 100 basis points to up 160 basis points, and adjusted operating margin is expected to be between 19.8% and 20.4%, or up 20 basis points to up 80 basis points. The full year outlook assumes no change in the level of impact resulting from the Middle East conflict and incorporates the estimated impact of tariffs in place or announced as of August 4, 2026. The full year outlook does not include the impact of tariff refunds, and any tariff refunds received in future periods will be treated as non-recurring special items and therefore will not be included in our adjusted results.

Further 2026 planning assumptions are included in the second quarter earnings materials posted in the Investor Relations section of our website at www.watts.com.

For a reconciliation of GAAP to non-GAAP items and a statement regarding the usefulness of these measures to investors and management in evaluating our operating performance, please see the tables attached to this press release.

Watts Water Technologies, Inc. will hold a live webcast of its conference call to discuss second quarter 2026 results on Thursday, August 6, 2026 at 9:00 a.m. EDT. This press release and the live webcast can be accessed by visiting the Investor Relations section of the Company's website at www.watts.com. Following the webcast, the call recording will be available at the same address until August 5, 2027.

Watts Water Technologies, Inc., through its subsidiaries, is a world leader in the manufacturing of innovative products to control the efficiency, safety, and quality of water within residential, commercial, and institutional applications. Watts’ expertise in a wide variety of water technologies enables us to be a comprehensive supplier to the water industry.

This press release includes “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995, including statements relating to expected full year 2026 financial results, including sales and organic sales growth, operating margin and adjusted operating margin, improvements in free cash flow in the second half of 2026, our strategy, investments, our ability to target and capitalize on growing markets, including our data center initiative, the impact of tariffs and any tariff refunds received as a result of the invalidation of tariffs imposed under the International Emergency Economic Powers Act, the benefits from and integration of acquisitions, our ability to manage uncertainty and current market conditions, including the fluid trade environment, future dividends, long-term growth and shareholder value creation. These forward-looking statements reflect our current views about future events. You should not rely on forward-looking statements because our actual results may differ materially from those predicted as a result of a number of potential risks and uncertainties. These potential risks and uncertainties include, but are not limited to: the continued growth of our customers’ markets; the imposition of or changes to tariff rates and related impacts to our business and the broader market; the effectiveness, timing and expected savings associated with our cost-cutting actions, restructuring and initiatives; integration of acquired businesses in a timely and cost-effective manner, retention of supplier and customer relationships and key employees, and the ability to achieve synergies and cost savings in the amounts and within the timeframes currently anticipated; current economic and financial conditions, which can affect the housing and construction markets where our products are sold, manufactured and marketed; shortages in and pricing of raw materials and supplies; our ability to compete effectively; changes in variable interest rates on our borrowings; inflation; failure to expand our markets through acquisitions; failure to successfully develop and introduce new product offerings or enhancements to existing products; failure to manufacture products that meet required performance and safety standards; foreign exchange rate fluctuations; cyclicality of industries where we market our products, such as plumbing and heating wholesalers and home improvement retailers; environmental compliance costs; product liability risks and costs; changes in the status of current litigation; the impacts and duration of the Middle East conflict, the war in Ukraine and other global crises; supply chain and logistical disruptions or labor shortages and workforce disruptions that could negatively affect our supply chain, manufacturing, distribution, or other business processes; and other risks and uncertainties discussed under the heading “Item 1A. Risk Factors” and in Note 17 of the Notes to the Consolidated Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Securities and Exchange Commission (“SEC”). We undertake no duty to update the information contained in this press release, except as required by law.

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Amounts in millions, except per share information)

(Unaudited)

	Second Quarter Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2026	2025	2026	2025
Net sales	$763.2	$643.7	$1,440.4	$1,201.7
Cost of goods sold	389.1	317.8	740.1	603.3
GROSS PROFIT	374.1	325.9	700.3	598.4
Selling, general and administrative expenses	214.5	187.2	407.5	354.7
Restructuring	5.6	3.4	5.8	20.7
OPERATING INCOME	154.0	135.3	287.0	223.0
Other (income) expense:
Interest income	(1.7)	(2.3)	(3.4)	(4.6)
Interest expense	2.2	2.7	4.8	5.4
Other (income) expense, net	(0.2)	0.2	0.5	0.6
Total other expense	0.3	0.6	1.9	1.4
INCOME BEFORE INCOME TAXES	153.7	134.7	285.1	221.6
Provision for income taxes	35.4	33.8	67.2	46.7
NET INCOME	$118.3	$100.9	$217.9	$174.9

BASIC EPS
NET INCOME PER SHARE	$3.53	$3.01	$6.50	$5.22
Weighted average number of shares	33.5	33.5	33.5	33.5
DILUTED EPS
NET INCOME PER SHARE	$3.53	$3.01	$6.50	$5.22
Weighted average number of shares	33.5	33.5	33.5	33.5
Dividends declared per share	$0.63	$0.52	$1.15	$0.95

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Amounts in millions, except share information)

(Unaudited)

	June 28,	December 31,
	2026	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$347.9	$405.5
Trade accounts receivable, less reserve allowances of $16.9 million at June 28, 2026 and $12.5 million at December 31, 2025	404.4	294.0
Inventories, net:
Raw materials	206.4	190.8
Work in process	23.1	28.5
Finished goods	317.0	305.0
Total Inventories	546.5	524.3
Prepaid expenses and other current assets	66.8	62.3
Total Current Assets	1,365.6	1,286.1
PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment, at cost	779.5	777.1
Accumulated depreciation	(484.0)	(480.0)
Property, plant and equipment, net	295.5	297.1
OTHER ASSETS:
Goodwill	858.4	859.0
Intangible assets, net	280.6	294.6
Deferred income taxes	18.3	17.9
Other, net	133.1	126.5
TOTAL ASSETS	$2,951.5	$2,881.2

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable	$182.1	$182.2
Accrued expenses and other liabilities	248.5	234.7
Accrued compensation and benefits	82.7	95.5
Total Current Liabilities	513.3	512.4
LONG-TERM DEBT	108.0	197.7
DEFERRED INCOME TAXES	37.0	36.5
OTHER NONCURRENT LIABILITIES	103.8	106.9
STOCKHOLDERS’ EQUITY:
Preferred Stock, $0.10 par value; 5,000,000 shares authorized; no shares issued or outstanding	—	—
Class A common stock, $0.10 par value; 120,000,000 shares authorized; 1 vote per share; issued and outstanding, 27,466,829 shares at June 28, 2026 and 27,426,533 shares at December 31, 2025	2.7	2.7
Class B common stock, $0.10 par value; 25,000,000 shares authorized; 10 votes per share; issued and outstanding, 5,916,290 shares at June 28, 2026 and December 31, 2025	0.6	0.6
Additional paid-in capital	736.9	720.6
Retained earnings	1,589.4	1,431.3
Accumulated other comprehensive loss	(140.2)	(127.5)
Total Stockholders’ Equity	2,189.4	2,027.7
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$2,951.5	$2,881.2

WATTS WATER TECHNOLOGIES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Amounts in millions)

(Unaudited)

	Six Months Ended
	June 28,	June 29,
	2026	2025
OPERATING ACTIVITIES
Net income	$217.9	$174.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	19.2	17.9
Amortization of intangibles	11.9	9.9
Amortization of cloud computing arrangements	1.2	0.4
Loss on disposal of long-lived assets	0.2	0.2
Stock-based compensation	13.5	9.5
Deferred income tax	0.5	(6.2)
Changes in operating assets and liabilities, net of effects from business acquisitions:
Accounts receivable	(114.4)	(69.3)
Inventories	(25.0)	(37.0)
Prepaid expenses and other assets	(18.4)	(16.3)
Accounts payable, accrued expenses and other liabilities	14.2	40.9
Net cash provided by operating activities	120.8	124.9
INVESTING ACTIVITIES
Additions to property, plant and equipment	(22.6)	(19.8)
Business acquisitions, net of cash acquired	(1.7)	(85.7)
Net cash used in investing activities	(24.3)	(105.5)
FINANCING ACTIVITIES
Payments of long-term debt	(90.0)	—
Payments for withholding taxes on vested awards	(13.1)	(11.1)
Payments for finance leases and other	(1.4)	(1.3)
Payments to repurchase common stock	(7.9)	(7.9)
Dividends	(38.8)	(32.0)
Net cash used in financing activities	(151.2)	(52.3)
Effect of exchange rate changes on cash and cash equivalents	(2.9)	15.3
DECREASE IN CASH AND CASH EQUIVALENTS	(57.6)	(17.6)
Cash and cash equivalents at beginning of year	405.5	386.9
CASH AND CASH EQUIVALENTS AT END OF PERIOD	$347.9	$369.3

Segment Earnings and Non-GAAP Financial Measures

In this press release, segment earnings is our GAAP performance measure used by our chief operating decision-maker (“CODM”) to assess and evaluate segment results. Segment earnings exclude the impact of non-recurring and unusual items, such as restructuring costs and acquisition-related costs. The CODM uses segment earnings for insight into underlying trends comparing past financial performance with current performance by reporting segment on a consistent basis. Segment margin is defined as segment earnings divided by segment revenue.

We refer to non-GAAP financial measures (including adjusted operating income, adjusted operating margin, adjusted net income, adjusted diluted earnings per share, organic sales, organic sales growth, free cash flow, cash conversion rate of free cash flow to net income and net debt to capitalization ratio) and provide a reconciliation of those non-GAAP financial measures to the corresponding financial measures contained in our consolidated financial statements prepared in accordance with GAAP. We believe these financial measures enhance the overall understanding of our historical financial performance and give insight into our future prospects. Adjusted operating income, adjusted operating margin, adjusted net income and adjusted diluted earnings per share eliminate certain expenses incurred and benefits recognized in the periods presented that relate primarily to our global restructuring programs, acquisition-related costs and the related income tax impacts on these items and tax adjustment items (with respect to adjusted net income and adjusted diluted earnings per share only). Management then utilizes these adjusted financial measures to assess the run rate of the Company’s operations against those of comparable periods. Organic sales and organic sales growth are non-GAAP measures of net sales and net sales growth excluding the impacts of foreign exchange, acquisitions and divestitures from period-over-period comparisons. Management believes reporting organic sales and organic sales growth provides useful information to investors, potential investors and others, and allows for a more complete understanding of underlying sales trends by providing sales and sales growth on a consistent basis. Free cash flow, cash conversion rate of free cash flow to net income, and the net debt to capitalization ratio, which are adjusted to exclude certain cash inflows and outlays, and include only certain balance sheet accounts from the comparable GAAP measures, are an indication of our performance in cash flow generation and also provide an indication of the Company's balance sheet leverage relative to other industrial manufacturing companies. These non-GAAP financial measures are among the primary indicators management uses as a basis for evaluating our cash flow generation and our capitalization structure. In addition, free cash flow is used as a criterion to measure and pay certain compensation-based incentives. For these reasons, management believes these non-GAAP financial measures can be useful to investors, potential investors and others. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The presentation of this additional information is not meant to be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP.

TABLE 1

RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

EXCLUDING THE EFFECT OF ADJUSTMENTS FOR SPECIAL ITEMS

(Amounts in millions, except per share information)

(Unaudited)

CONSOLIDATED RESULTS

	Second Quarter Ended		Six Months Ended
	June 28,	June 29,	June 28,	June 29,
	2026	2025	2026	2025

Net sales	$763.2	$643.7	$1,440.4	$1,201.7

Operating income	$154.0	$135.3	$287.0	$223.0
Operating margin %	20.2%	21.0%	19.9%	18.6%

Adjustments for special items:
Restructuring	$5.6	$3.4	$5.8	$20.7
Acquisition-related costs	0.4	0.4	3.1	1.5
Total adjustments for special items	$6.0	$3.8	$8.9	$22.2

Adjusted operating income	$160.0	$139.1	$295.9	$245.2
Adjusted operating margin %	21.0%	21.6%	20.5%	20.4%

Net income	$118.3	$100.9	$217.9	$174.9

Adjustments for special items - tax effected:
Restructuring	$4.2	$2.5	$4.3	$15.5
Acquisition-related costs	0.3	0.3	2.4	1.0
Tax adjustment items	—	—	—	(8.3)
Total adjustments for special items - tax effected	$4.5	$2.8	$6.7	$8.2

Adjusted net income	$122.8	$103.7	$224.6	$183.1

Diluted earnings per share	$3.53	$3.01	$6.50	$5.22
Restructuring	0.12	0.07	0.13	0.46
Acquisition-related costs	0.01	0.01	0.07	0.03
Tax adjustment items	—	—	—	(0.25)
Adjusted diluted earnings per share	$3.66	$3.09	$6.70	$5.46

TABLE 2

SEGMENT INFORMATION - RECONCILIATION OF SEGMENT EARNINGS TO CONSOLIDATED OPERATING INCOME - GAAP

(Amounts in millions)

(Unaudited)

	Second Quarter Ended
	June 28, 2026				June 29, 2025
	Americas	Europe	APMEA	Total	Americas	Europe	APMEA	Total

Total segment net sales	$587.0	131.0	86.1	$804.1	$500.5	121.6	65.5	$687.6
Elimination of intersegment sales	(2.0)	(6.4)	(32.5)	(40.9)	(2.0)	(10.6)	(31.3)	(43.9)
Net sales from external customers	$585.0	124.6	53.6	$763.2	$498.5	111.0	34.2	$643.7

Segment earnings	$150.1	16.6	10.6	$177.3	$135.8	13.0	6.5	$155.3
Segment margin %	25.7%	13.3%	19.9%	23.2%	27.2%	11.7%	18.9%	24.1%

Corporate operating loss				$(17.3)				$(16.2)

Adjustments for segment special items:	$(2.3)	(3.7)	—	$(6.0)	$(0.4)	(3.4)	—	$(3.8)

Operating income				$154.0				$135.3
Operating margin %				20.2%				21.0%

	Six Months Ended
	June 28, 2026				June 29, 2025
	Americas	Europe	APMEA	Total	Americas	Europe	APMEA	Total

Total segment net sales	$1,104.9	258.6	153.8	$1,517.3	$920.8	238.1	121.9	$1,280.8
Elimination of intersegment sales	(4.8)	(12.6)	(59.5)	(76.9)	(4.2)	(18.7)	(56.2)	(79.1)
Net sales from external customers	$1,100.1	246.0	94.3	$1,440.4	$916.6	219.4	65.7	$1,201.7

Segment earnings	$274.7	33.2	18.2	$326.1	$233.6	28.1	12.0	$273.7
Segment margin %	25.0%	13.5%	19.3%	22.6%	25.5%	12.8%	18.2%	22.8%

Corporate operating loss				$(30.2)				$(28.5)

Adjustments for segment special items:	$(4.0)	(3.8)	(1.1)	$(8.9)	$(1.5)	(20.6)	(0.1)	$(22.2)

Operating income				$287.0				$223.0
Operating margin %				19.9%				18.6%

TABLE 3

SEGMENT INFORMATION - RECONCILIATION OF NET SALES TO NON-GAAP ORGANIC SALES

(Amounts in millions)

(Unaudited)

	Second Quarter Ended
	Americas	Europe	APMEA	Total

Net sales June 28, 2026	$585.0	$124.6	$53.6	$763.2
Net sales June 29, 2025	$498.5	$111.0	$34.2	$643.7
Dollar change	$86.5	$13.6	$19.4	$119.5
Net sales % increase	17.4%	12.3%	56.7%	18.6%
Foreign exchange impact	(0.1)%	(3.1)%	(8.7)%	(1.1)%
Acquisition impact	(5.7)%	—%	(17.3)%	(5.3)%
Organic sales % increase	11.6%	9.2%	30.7%	12.2%

	Six Months Ended
	Americas	Europe	APMEA	Total

Net sales June 28, 2026	$1,100.1	$246.0	$94.3	$1,440.4
Net sales June 29, 2025	916.6	219.4	65.7	1,201.7
Dollar change	$183.5	$26.6	$28.6	$238.7
Net sales % increase	20.0%	12.1%	43.5%	19.9%
Foreign exchange impact	(0.1)%	(7.2)%	(8.0)%	(1.8)%
Acquisition impact	(6.5)%	—%	(17.9)%	(6.0)%
Organic sales % increase	13.4%	4.9%	17.6%	12.1%

TABLE 4

RECONCILIATION OF NET CASH PROVIDED BY OPERATING ACTIVITIES TO FREE CASH FLOW

(Amounts in millions)

(Unaudited)

	Six Months Ended
	June 28,	June 29,
	2026	2025

Net cash provided by operating activities	$120.8	$124.9
Less: additions to property, plant, and equipment	(22.6)	(19.8)
Free cash flow	$98.2	$105.1

Net income	$217.9	$174.9

Cash conversion rate of free cash flow to net income	45.1%	60.1%

TABLE 5

RECONCILIATION OF LONG-TERM DEBT (INCLUDING CURRENT PORTION) TO NET DEBT AND NET DEBT TO CAPITALIZATION RATIO

(Amounts in millions)

(Unaudited)

	June 28,	December 31,
	2026	2025

Current portion of long-term debt	$—	$—
Plus: long-term debt, net of current portion	108.0	197.7
Less: cash and cash equivalents	(347.9)	(405.5)
Net debt	$(239.9)	$(207.8)

Net debt	$(239.9)	$(207.8)
Total stockholders’ equity	2,189.4	2,027.7
Capitalization	$1,949.5	$1,819.9

Net debt to capitalization ratio	(12.3)%	(11.4)%

TABLE 6

2026 FULL YEAR OUTLOOK – RECONCILIATION OF NET SALES GROWTH TO ORGANIC SALES GROWTH AND OPERATING MARGIN TO ADJUSTED OPERATING MARGIN

(Unaudited)

Total Watts
Full Year
2026 Outlook
Approximately
Net Sales
Net sales growth	14% to 17%
Forecasted impact of acquisition / FX	(6)%
Organic sales growth	8% to 11%

Operating Margin
Operating margin	19.4% to 20.0%
Forecasted restructuring / other costs	0.4%
Adjusted operating margin	19.8% to 20.4%